Exhibit 10.1

April 1, 2026

Christian Greyenbuhl

[******]

Dear Christian,

We are pleased to offer you the role of Chief Financial Officer, reporting to Don Trigg, CEO. In addition, you acknowledge and agree that, effective as of the Start Date (as defined below), you will be designated as the “principal financial officer” and the “principal accounting officer” of Veradigm Inc. (together with is subsidiaries, “Veradigm” or the “Company”) for purposes of the Company’s financial statements and periodic filings.

Your “Start Date” is scheduled for the later of (a) May 11, 2026, and (b) the business day following the filing by the Company of its Annual Report on Form 10-K for its 2023 and 2024 fiscal years, or as otherwise agreed. Should you need to amend the Start Date, please contact me immediately.

To confirm the details of the offer, you will receive an annualized salary of $580,000.00, to be paid semi-monthly (less any withholdings required by law or authorized by you). You are eligible to be considered for an annual salary increase as per company policy and practices applicable to your role. Your base salary, as such base salary may be increased hereunder is your “Base Salary.” In addition, you will receive a sign-on bonus of $300,000.00 (the “Sign-On Bonus”) payable, in each case less applicable withholdings, (a) 50% on or promptly following the Start Date, and (b) 50% on or about the one-year anniversary of the Start Date. The Sign-On Bonus, less all federal, state, and local income taxes withheld by the Company at the time of payment, and less any employment taxes (including FICA) withheld at the time of payment, shall be subject to repayment by you in the event of a termination of your employment either (x) by you (other than for “Good Reason”), or (y) by the Company for “Cause”, in each case prior to the two-year anniversary of the Start Date. For purposes of this letter, “Good Reason” and “Cause” shall have the meanings ascribed to them in the Agreement for the Payment of Benefits Following Termination of Employment between you and Veradigm dated as of the date hereof (the “Severance Agreement”). Notwithstanding the payment schedule set forth above, if the Company terminates your employment without Cause or you resign for Good Reason, the Company shall pay you any then-unpaid portion of the Sign-On Bonus within thirty (30) days following your last day of employment.

You are eligible to receive a cash performance bonus which at target will be 75% of your Base Salary but may, based on performance, be less than or exceed such amount (up to a maximum of 200% of your target bonus). You will receive a cash performance bonus for the 2026 fiscal year as if you were employed by the Company for the entire fiscal year, subject to the achievement of the applicable performance criteria, at the same time performance bonuses are paid to other senior executives for the 2026 fiscal year. Performance bonus payments are not guaranteed as they are dependent upon several factors such as the Company’s financial performance and individual performance. The bonus plan is subject to the terms and conditions recommended by our CEO and approved by the Compensation Committee of our Board of Directors.

Once you commence employment, on the first business day of the month following your Start Date, you will be issued a stock award valued at $3,000,000.00, consisting of (a) $1,500,000.00 awarded as restricted stock units (“RSUs”), which will vest, subject to your continued employment, in one-quarter increments on each of the first four anniversaries of the grant date, and (b) $1,500,000.00 awarded as performance stock units (“PSUs”), which will vest based on achievement of applicable performance metrics over a three-year period, subject to your continued employment with the Company. The performance metrics and payout scale for the PSUs, including any thresholds for overachievement, will be determined by the Board of Directors (or a committee thereof) and communicated at the time of approval. Additionally, during each future annual equity grant cycle with other senior executives, beginning with the 2027 equity grant cycle, the Company shall grant you an annual equity award grant with a grant date value of at least $2,500,000.00.

As a full-time employee, you will be eligible to participate in Veradigm’s benefits as described on the Onboarding Portal.

Veradigm offers a range of benefits including medical, dental, vision, disability, and life insurance. To participate in these benefits, you must enroll within 31 days of your date of hire. Otherwise, your next opportunity to elect benefits will be during open enrollment, which typically occurs in October and is effective on January 1st of the following year.

You may also participate in the Veradigm retirement savings plan on either a pre-or-post tax basis. The Veradigm retirement savings plan also provides a generous company match.

As a U.S. exempt associate, Veradigm will provide you with Flex PTO in accordance with the US Flexible Time Off (Flex PTO) Policy. There is no set number of PTO days that accrue each year and there is no limit on the amount of PTO you may take under the Flex PTO Policy. Flex PTO may be taken at a time that is mutually agreed upon between you and your leader and approval will be based on business needs.

This offer is contingent upon proof of your legal authorization to work in the United States, successful completion of a background check, and the execution of the Veradigm Inventions, Arbitration and Restrictive Covenant Agreement (“IARCA”). Further, you agree that you will not retain and will not bring to Veradigm any of your former employers’ property or confidential and proprietary information and you will not use or disclose any of your former employers’ property and/or confidential and proprietary information in connection with your employment at Veradigm. During the time period specified in any agreement you may have entered into with your former employer, the Company will not ask you to - and you will not be expected to - solicit applicable customers of your former employer for purposes of selling them competitive products made available by the Company or otherwise take any action contrary to the terms of any such agreement.

As a condition of your employment with Veradigm, you agree to submit to drug testing in accordance with Veradigm policy and as needed, based on the requirements of any Veradigm client to which you may be assigned.

Subject to the terms of the Severance Agreement, employment with Veradigm is at-will, which means that either you or the Company may terminate your employment for any reason, or for no reason.

The Company agrees to advance and indemnify you for all costs, damages, losses and expenses reasonably and actually incurred by you in connection with any and all third-party claims or proceedings arising from, as a result of, or in connection with your employment by Veradigm (and service in any other offices or directorships with any subsidiary or affiliate of Veradigm, as applicable) to the greatest extent permitted under Veradigm’s organizational documents and applicable law. This right to advancement of expenses and indemnification shall not apply to, and Veradigm will have no obligation to advance or indemnify you with respect to, any action, suit or proceeding brought by you or on your behalf against Veradigm, or by Veradigm against you.

In addition, Veradigm will pay or reimburse you for proper and necessary expenses incurred by you in the performance of your duties as Chief Financial Officer, including without limitation, travel expenses, subject to your compliance with Veradigm’ s Global Travel and Expense Policy in effect from time to time.

We are confident that you will bring to this role the experience and competencies that represent our core values. We are solution seekers, community builders, and life changers. Together we can change what is possible, and you will be a key player in making that happen. We wish you every success in your new position!

Sincerely,

/s/ Tally Baker
Tally Baker, CHRO

CANDIDATE SIGNATURE

/s/ Christian Greyenbuhl
Christian Greyenbuhl

VERADIGM

INVENTIONS, ARBITRATION AND RESTRICTIVE COVENANT AGREEMENT (“IARCA”)

Introduction. The growth and development of Veradigm and its parent, affiliates and subsidiaries (hereinafter collectively referred to as “Veradigm”) depends to a significant degree on the possession and protection of Veradigm’ customer list, customer information and other confidential and proprietary information relating to Veradigm’ products, services, methods, pricing, costs, research and development and marketing. All Veradigm employees and others engaged to perform services for Veradigm have a common interest and responsibility in seeing that such customer information and other confidential information is not disclosed to any unauthorized persons or used other than for Veradigm’s benefit. This IARCA has been prepared to express a common understanding concerning our mutual responsibilities. Please read this Agreement carefully. It is important and binds you to certain duties and obligations. When used in this IARCA, the words “I”, “me”, “myself”, “my”, or “mine” and similar words refer to the employee entering into this IARCA.

Employee’s Acknowledgement of Consideration. In consideration for Veradigm’s agreement to employ me on an at-will basis, the undersigned, and grant me access to its confidential information and customer relationships, and for other good and valuable consideration from Veradigm, including, without limitation and as applicable, training, development, compensation, benefits, raises, bonus payments or promotions, the receipt and sufficiency of which are hereby acknowledged, I covenant and agree as follows, which covenant and agreement is the essence of this IARCA and my employment or continued employment with Veradigm:

1. Voluntary Agreement. I have voluntarily signed this IARCA after determining that the provisions contained in this IARCA are of a material benefit to me, and that the duties and obligations imposed on me are fair and reasonable and will not prevent me from earning a comparable livelihood following the termination of my employment with Veradigm.

2. Acknowledgement. I have read and fully understand the terms of this IARCA and have considered its benefits and consequences. I also have informed Veradigm of, and provided Veradigm with copies of, any non-competition, non-solicitation, confidentiality, work-for-hire or similar agreements to which I am subject or may be bound.

3. Non-Solicitation. I acknowledge that the identity and particular needs of Veradigm’s customers are not generally known in the health care information technology and consulting industry and were not known to me prior to my employment with Veradigm; that Veradigm has near permanent relationships with, and a proprietary interest in the identity of, its customers and their particular needs and requirements; and that documents and information regarding Veradigm’s pricing, sales, costs and specialized requirements of Veradigm’s customers are highly confidential and constitute trade secrets. Accordingly, I covenant and agree that during the term of my employment with Veradigm and for a period of twelve (12) months after the termination of such employment for any reason whatsoever, whether occasioned by Veradigm, me or the mutual agreement of the parties, I will not, except on behalf of Veradigm during and within the authorized scope of my employment with Veradigm, directly or indirectly: (i) subject to the remainder of this Section 3 in the case of California Employees (defined below), call on, solicit or otherwise deal with any accounts, customers or prospects of Veradigm which I called upon, contacted, solicited, sold to, or about which I learned Confidential Information (as defined herein) while employed by Veradigm, for the purpose of soliciting, selling or both, to any such account, customer or prospect, any products or services similar to or in competition with any products or services then-being represented or sold by Veradigm; and (ii) solicit the services of any person who is an employee of Veradigm, nor solicit any employee of Veradigm to terminate employment with Veradigm provided, however, that the prohibitions of this clause (ii) shall not apply to hiring and hiring-related communications pursuant to generalized solicitations (i.e., job postings) or referrals from third-party recruiters not targeted to employees of Veradigm. I agree not to solicit, directly or indirectly, such accounts, customers, prospects or employees for myself or for any other person or entity. For purposes of this Section, “prospects” means entities or individuals which have had more than de minimus contact with Veradigm in the context of entering into a relationship with Veradigm being a provider of products or services to such entity or individual.

SECTION 3.i. IS NOT APPLICABLE TO EMPLOYEES LOCATED IN CALIFORNIA OR WHO PERFORM THE SUBSTANTIAL MAJORITY OF THEIR JOB DUTIES IN CALIFORNIA (“CALIFORNIA EMPLOYEES”).

4. Non-Interference with Business Relationships. Unless I am a California Employee (as defined above), I covenant and agree that during the term of my employment with Veradigm and for a period of twelve (12) months after the termination of such employment for any reason whatsoever, whether occasioned by Veradigm, me or the mutual agreement of the parties, I will not interact with any person or entity with which Veradigm has a business relationship, or with which Veradigm is preparing to have a business relationship, with the intent of affecting such relationship or intended relationship in a manner adverse to Veradigm SECTION 4 IS NOT APPLICABLE TO CALIFORNIA EMPLOYEES.

5. Non-Competition.

a. I will not Compete during my employment with Veradigm.

SECTION 5.b. IS NOT APPLICABLE TO CALIFORNIA EMPLOYEES.

b. If I held a position at a level or title that is Vice President or higher immediately prior to termination of my employment with Veradigm, then I will not Compete at any time during the twelve (12) month period following such termination, regardless of the reason for such termination, whether occasioned by Veradigm, me or the mutual agreement of the parties.

c. For purposes of this IARCA, “Compete” means, directly or indirectly, for my own benefit or for the benefit of others, render services for a Competing Organization in connection with Competing Products or Services anywhere within the Restricted Territory. These prohibitions apply regardless of where such services physically are rendered.

d. For purposes of this IARCA, “Competing Products or Services” means products, processes, or services of any person or organization other than Veradigm, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as any product, process, or service of Veradigm with which I work or worked, during the time of my employment with Veradigm or about which I acquire or acquired, Confidential Information through my work with Veradigm.

e. For purposes of this IARCA, “Competing Organization” means persons or organizations, including myself, engaged in, or about to become engaged in research or development, production, distribution, marketing, providing or selling of a Competing Product or Service.

f. For purposes of this IARCA, “Restricted Territory” means either: (i) during my employment with Veradigm, anywhere in the world; or (ii) after cessation of my employment with Veradigm, then, in descending order of preference based on legal enforceability, (A) within the United States (including its territories) and within each country in which Veradigm has conducted business or directed material resources in soliciting business in the prior twenty-four (24) month period, (B) within the United States (including its territories) and within any other county that at any time was within the scope of my employment with Veradigm, (C) within any country that at any time during last two (2) years of my employment with Veradigm was within the scope of such employment, or (D) within any geographic region(s) that at any time during last two (2) years of my employment with Veradigm was within the scope of such employment.

g. I agree that in the event a court determines the length of time or the geographic area or activities prohibited under this Section 5, or under Sections 3, 4, 7, 8 or 9, are too restrictive to be enforceable, the court may reduce the scope of the restriction to the extent necessary to make the restriction enforceable.

6. Reasonableness of Restriction. I acknowledge that the foregoing non-solicitation, non-competition and non-interference restrictions placed upon me are necessary and reasonable to avoid the improper disclosure or use of Confidential Information, and that it has been made clear to me that my compliance with this IARCA is a material condition to my employment or continued employment by Veradigm. I further acknowledge and agree that, if I breach any of the requirements of Sections 3, 4 or 5, the twelve (12) month restricted period set forth therein shall be tolled during the time of such breach.

I further acknowledge and agree that Veradigm has attempted to impose the restrictions contained hereunder only to the extent necessary to protect Veradigm from unfair competition and the unauthorized use or disclosure of Confidential Information. However, should the scope or enforceability of any restrictive covenant be disputed at any time, I specifically agree that a court may modify or enforce the covenant to the full extent it believes to be reasonable under the circumstances existing at the time.

7. Non-Disclosure. I will not, subject to Section 16 below, during the period of my employment with Veradigm (other than as needed to fulfill the authorized scope of my employment duties with Veradigm) or thereafter use for myself or for others or divulge or convey to any other person (except those persons designated by Veradigm) any Confidential Information obtained by me during the period of my employment with Veradigm. I agree to observe all OF Veradigm’s policies and procedures concerning such Confidential Information. I agree that, except as may be permitted by written Veradigm’s policies, I will not remove from Veradigm’s premises any such Confidential Information without the written authorization of Veradigm. My obligations under this IARCA will continue with respect to Confidential Information until such information becomes generally available from public sources through no fault of mine. If I am requested, become legally compelled by subpoena or otherwise, or am required by a regulatory body to make any disclosure that is prohibited by this Section, I will promptly (subject to section 16 below) notify Veradigm so that Veradigm may seek a protective order or other appropriate remedy if Veradigm deems such protection or remedy necessary under the circumstances. Subject to the foregoing, I may furnish only that portion of Confidential Information that I am legally compelled or required to disclose. The restrictions set forth herein are in addition to and not in lieu of any obligations I may have by law with respect to Confidential Information, including any obligations I may have under the Uniform Trade Secrets Act and/or similar statutes as applicable in the state of my residence and/or the state of my primary work location.

8. Definition of Confidential Information. As used herein, “Confidential Information” shall include, but is not limited to, the following categories of information, knowledge, or data currently known or later developed or acquired relating to Veradigm’s business or received by Veradigm in confidence from or about third parties, in each case when the same is not in the public domain or otherwise publicly available (other than as result of a wrongful act of an agent or employee of Veradigm):

a. Any information concerning Veradigm’s products, business, business relationships, business plans or strategies, marketing plans, contract provisions, actual or prospective suppliers or vendors, services, actual or anticipated research or development, new product development, inventions, prototypes, models, solutions, discussion guides, documentation, techniques, actual or planned patent applications, technological or engineering data, formulae, processes, designs, production plans or methods, or any related technical or manufacturing know-how or other information;

b. Any information concerning Veradigm’s financial or profit data, pricing or cost formulas, margins, marketing information, sales representative or distributor lists, or any information relating to corporate developments (including possible acquisitions or divestitures);

c. Any information concerning Veradigm’s current or prospective customer lists or arrangements, equipment or methods used or preferred by Veradigm’s customers, or the patients of customers;

d. Any information concerning Veradigm’s use of computer software, source code, object code, or algorithms or architecture retained in or related to Veradigm’s computer or computer systems;

e. Any personal or performance information about any Veradigm’s employee other than me;

f. Any information supplied to or acquired by Veradigm under an obligation to keep such information confidential, including without limitation Protected Health Information (PHI) as that term is defined by the Health Insurance Portability and Accountability Act (HIPAA);

g. Any information, whether or not designated as confidential, obtained or observed by me or other Veradigm employees during training sessions related to my work for Veradigm; and

h. Any other information treated as trade secrets or otherwise confidential by Veradigm.

I hereby acknowledge that some of this information may not be a “trade secret” under applicable law. Nevertheless, I agree not to disclose it or otherwise act with respect to such Confidential Information in a manner violative of this IARCA. Confidential Information shall not include: (i) information that is known to others in the industry in which the Company does business or the public, (ii) information that is publicly known or made available prior to the time of disclosure to me , (iii) my general experience, knowledge, and business contacts, or (iv) information for which my disclosure is protected by law

9. Inventions, Discoveries, and Work for Hire.

a. I recognize and agree that all ideas, formulae, inventions, copyrights, drawings, methods, techniques, devices, patents and patent applications, processes, enhancements, potential marketing and sales relationships, inventions, research, plans for products or services, marketing plans, computer software (including source code and object code) and related documentation, original works of authorship, characters, know-how, trade secrets, information, technical and non-technical data, developments, discoveries, improvements, modifications, technology, algorithms, and designs, and with respect to each of the foregoing, whether or not subject to patent or copyright protection, and any derivative works based thereon (collectively, the “Inventions”) conceived by me, alone or with others, during the time of my employment, whether or not during working hours or using Veradigm’s facilities or equipment, that are within the scope of Veradigm’s business operations, or that relate to any of Veradigm’ actual or anticipated or contemplated work, or projects or research or development, are the sole and exclusive property of Veradigm (or its designated affiliate). I acknowledge that I have and shall have no intellectual property or other right, title or interest in or to any such Inventions. I further agree that (i) I will promptly disclose all Inventions to Veradigm and hereby assign to Veradigm all present and future rights I have or may have in those Inventions; and (ii) all of the Inventions eligible under the copyright laws are “work made for hire.” At the request of and without charge to Veradigm, I will do all things deemed by Veradigm to be reasonably necessary to perfect title to the Inventions in Veradigm and to assist in obtaining for Veradigm such patents, copyrights or other protection as may be provided under law and desired by Veradigm, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. I further agree to provide, at Veradigm’s request, declarations and affidavits and to give testimony, in depositions, hearings, or trials, in support of inventorship. These obligations continue even after any termination of the employment relationship. Veradigm agrees that I will be reimbursed for reasonable expenses incurred in providing such assistance to Veradigm. In the event Veradigm is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection, for any reason whatsoever, I hereby irrevocably designate and appoint Veradigm and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me. Notwithstanding the foregoing,

(x) if I’m not a California Employee, I acknowledge that Veradigm has informed me that the provisions of this Section 9 will not apply to any Inventions for which no equipment, supplies, facility or trade secret information of Veradigm was used and which were developed entirely on my own time, unless (1) the Invention relates (i) to the business of Veradigm, or (ii) to actual or demonstrably anticipated research or development of Veradigm, or (2) the Invention results from any work performed by me for Veradigm; or

(y) if I am a California Employee, I acknowledge that pursuant to California Labor Code Section 2870, Veradigm has informed me that the provisions of this Section 9 will not apply to any Inventions for which no equipment, supplies, facility or trade secret information of Veradigm was used and which were developed entirely on my own time, unless (1) the Invention relates at the time of conception or reduction to practice of the Invention (i) to the business of Veradigm, or (ii) to actual or demonstrably anticipated research or development of Veradigm, or (2) the Invention results from any work performed by me for Veradigm.

For purposes of this IARCA, an Invention shall be deemed to have been made during my employment if during such period, the Invention was conceived, in part or in whole, or first actually reduced to practice during my employment with Veradigm. I further agree and acknowledge that any patent application filed within a year after termination of my employment shall be presumed to relate to an Invention made during the term of my employment unless I can provide evidence to the contrary.

On the signature page of this IARCA, I will indicate to Veradigm whether or not I have any inventions which: (i) occurred prior to the commencement of my employment relationship with Veradigm; (ii) relate in some way to any of Veradigm’ actual or anticipated business or research or development; and (iii) I consider to be my personal property (in whole or in part) (“Personal Inventions”).

10. Arbitration.

a. Except for claims or disputes that are not arbitrable pursuant to applicable law, and subject to the remainder of this Section 10 and Section 16 below, Veradigm and I agree that all claims or disputes arising out of or relating to: (i) our employment relationship, the terms and conditions of such employment, or the termination of such employment, or (ii) this IARCA, or the interpretation, applicability, enforceability or formation of this IARCA or any portion thereof, that may exist or arise between me, on the one hand, and Veradigm, any benefit plan, successor or assign of Veradigm, or any owner, director, officer, member, employee, shareholder, agent, or representative of any of them (in their respective capacities as such), on the other hand, shall be submitted for and resolved through final and binding individual arbitration in accordance with this Section 10. Any and all such claims and disputes shall be brought solely in my individual capacity as a single claimant, and not as a claimant, representative or class member (or similar capacity) in any purported multiple-claimant, class, collective, representative, or other similar proceeding (“Class Claims”). Veradigm and I each hereby waive our respective rights to bring, prosecute, participate in or benefit from any such Class Claim, and agree that no such Class Claim may or shall be brought, asserted or maintained in any forum, including any court or in arbitration. Except for claims or disputes that are not arbitrable pursuant to applicable law, and except as provided in this Section 10 and Section 16 below, claims and disputes subject to arbitration hereunder include without limitation: (i) claims and disputes by Veradigm relating to my employment and claims and disputes by me for employment discrimination, harassment, retaliation, wrongful termination or defamation under any federal, state, or local law, regulation, ordinance, or Executive Order or under common law, and further include without limitation claims under any of the following statutes (as in effect or amended from time to time): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, and any applicable state, local or other laws and regulations; and (ii) any claim or dispute involving arbitrability (except as provided below) or alleging that this IARCA or any portion thereof is a contract of adhesion, lacks consideration, is substantively or procedurally unconscionable, is void against public policy, or otherwise is void or voidable for any reason.

b. The arbitration shall be conducted in the city (or nearest significant metropolitan area to the city) where the employee is employed by and before a single neutral member of an arbitration panel in the city (or nearest significant metropolitan area to the city) where the employee is employed (or by such other arbitrator or in such other place to which the parties agree in writing) in accordance with the JAMS Employment Arbitration Rules and Procedures (as in effect or amended from time to time), except as set forth in this Section 10. The arbitrator shall have no power to modify the provisions of this IARCA (except pursuant to Section 19 herein), or to make an award or impose a remedy that is not available to a court of general jurisdiction sitting in the city (or nearest significant metropolitan area to the city) where the employee is employed or that was not requested by a party to the claim or dispute, and the jurisdiction of the arbitrator is limited accordingly. Furthermore, notwithstanding any other provision of this IARCA, in no event may the arbitrator arbitrate any Class Claim, or consolidate or allow any party to join any claims of any other employee or person in a single arbitration proceeding (whether as a multiple-claimant, class, collective, representative, or other similar proceeding) without the express written consent of Veradigm and me, and the jurisdiction of the arbitrator is limited accordingly.

c. The arbitrator shall apply applicable statutes of limitation. The attorney-client privilege and the work product doctrine shall be governed by, and the arbitrator shall apply to such issues, federal law, including without limitation Rules 26(b)(3), (4) and (5) of the Federal Rules of Civil Procedure (as in effect or amended from time to time) and the attorney-client privilege as articulated in Upjohn Co. v. United States, 449 U.S. 383 (1981) and its progeny, but excluding any choice of law rules or principles (e.g., Federal Rule of Evidence 501) that might otherwise cause state law, or some other law besides federal law, to govern the attorney-client privilege or work product doctrine. To the extent required by law, Veradigm shall pay the fees and costs of the arbitrator that exceed those normally incurred in the filing of a lawsuit in court. Adequate discovery will be permitted by the arbitrator consistent with applicable law and the objectives of arbitration. The arbitrator’s decision or award (which shall be in writing summarizing the basis therefor) shall be final and binding (subject only to such limited review, if any, as may be available under applicable law), and judgment thereupon may be entered in any court having jurisdiction thereof.

d. The parties acknowledge and agree that this IARCA and this Section 10 are entered into in connection with employment that involves and is expected to involve interstate commerce, and therefore are governed by and subject to the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

e. Notwithstanding the foregoing:

i. Either party may in their respective discretion pursue any and all claims and disputes arising under any provision of Sections 3, 4, 5, 7, 8 and 9 in any court of competent jurisdiction, without being required to arbitrate any such claims (whether they seek monetary damages, any form of injunctive or declaratory relief or other remedies).

ii. Any claim or dispute arising out of or relating to the waiver of or prohibition on Class Claims in this IARCA (including any claim or proceeding challenging the validity or enforceability of such waiver or prohibition, whether as substantively or procedurally unconscionable, void against law or public policy, or otherwise, and further including any claim or dispute seeking to assert a Class Claim in arbitration or in court despite such waiver or prohibition) shall be brought exclusively in and decided exclusively by a federal court (or state court if the federal court would not have jurisdiction) so that such a court may determine the validity and enforceability of such waiver or prohibition, and shall not be brought in arbitration or decided by any arbitrator(s). The jurisdiction of the arbitrator hereunder is hereby limited accordingly. In the event such waiver of or prohibition on Class Claims is judicially held to be invalid or otherwise unenforceable for any reason with respect to a given claim or dispute, any such Class Claims that may be asserted shall be asserted, if at all, exclusively in and decided exclusively by a state or federal court of competent jurisdiction, and not in arbitration, and the agreement to arbitrate in this Section 10 shall be null and void as to such Class Claims. The parties hereto are not, under any circumstances, agreeing to, requiring or permitting arbitration of any Class Claim in any respects.

iii. If and to the extent required by Section 8116 of the 2010 Department of Defense Appropriations Act, Pub. L. No. 111-118, 123 Stat. 2409 (2009), Section 8102 of the Department of Defense and Full-Year Continuing Appropriations Act, 2011, Pub. L. No. 112-10, 125 Stat. 38 (2011), any similar subsequent statute or Executive Order, or any regulations promulgated thereunder, the provisions of this Section 10 shall not apply to or be enforced with respect to any claim or dispute by me under Title VII of the Civil Rights Act of 1964, as amended, or any tort claim by me related to or arising out of sexual assault or harassment, including all such claims for assault and battery, intentional infliction of emotional distress, false imprisonment, or negligent hiring, supervision, or retention.

iv. Any arbitration conducted hereunder, and all communications with respect thereto or in the course thereof, including all transcripts, briefs and exhibits, shall be confidential. Unless the parties otherwise agree in writing or except as is necessary to enforce this IARCA or any award, and subject to Section 16 below, the parties, their representatives and the arbitrator shall not disclose to any third parties (other than to the parties’ respective attorneys, accountants, and spouses, as applicable, each of whom shall maintain such information in strict confidence, and, in the case of Veradigm, except as reasonably necessary in the course of Veradigm business) any information regarding the arbitration process or proceeding, including any testimony or other evidence presented and the terms of any award.

11. Prior Employment. I hereby agree that during the course and scope of the employment relationship with Veradigm I shall neither disclose or use any confidential information, invention, or work of authorship derived from, developed or obtained in any prior employment relationship, and understand that any such disclosure or use would be injurious to the economic and legal interests of Veradigm. I further represent and agree that, if any prior employer commences any legal proceeding in connection with any restrictive covenant, non-solicitation, non-disclosure, or non-competition agreement, (i) I shall be entirely responsible for my own legal fees in connection with the defense of same; and (ii) I shall indemnify and hold harmless Veradigm, its affiliates, suppliers, vendors, customers and clients from any costs and liability arising therefrom including, but not limited to, legal fees, expenses, licenses, royalty payments, and any other damages.

12. Return of Data. In the event of the termination of my employment with Veradigm for any reason whatsoever, I agree to deliver promptly to Veradigm all formulas, correspondence, reports, computer programs and similar items, customer lists, marketing and sales data and all other materials pertaining to Confidential Information, and all copies thereof, obtained by me during the period of my employment with Veradigm which are in my possession or under my control. I further agree that I will not make or retain any copies of any of the foregoing and will so represent to Veradigm upon termination of my employment, subject to Section 16 below.

13. Non-Disparagement. Subject to Section 16, Veradigm and I agree that during my employment with Veradigm and for a period of twenty-four (24) months thereafter, neither I nor Veradigm will make any statement, or imply any meaning through action or inaction, if such statement or implication would be adverse to the interests of myself or Veradigm, as applicable, and its customers or its vendors or may reasonably cause myself, Veradigm or any of the foregoing embarrassment or humiliation; or otherwise cause or contribute to myself, Veradigm or any of the foregoing being held in disrepute by the public or any other Veradigm customer(s), vendor(s) or employee(s). The restrictions of this Section shall apply to, but are not limited to, communication via the Internet, any intranet, or other electronic means, such as social media web sites, electronic bulletin boards, blogs, email messages, text messages or any other electronic message.

14. Injunctive Relief and Additional Remedies for Breach. I further expressly acknowledge and agree that any breach or threatened breach of the provisions of this IARCA shall entitle Veradigm, in addition to any other legal remedies available to it, to obtain injunctive relief, to prevent any violation of this IARCA without the necessity of Veradigm posting bond or furnishing other security and without proving special damages or irreparable injury. I recognize, acknowledge and agree that such injunctive relief is necessary to protect Veradigm’s interest. I understand that in addition to any other remedies available to Veradigm at law or in equity or under this IARCA for violation of this IARCA, other agreements or compensatory or benefit arrangements I have with Veradigm may include provisions that specify certain consequences thereunder that will result from my violation of this IARCA, which consequences may include repaying Veradigm or foregoing certain equity awards or monies, and any such consequences shall not be considered by me or any trier of fact as a forfeiture, penalty, duplicative remedy or exclusive remedy.

15. Employment. Nothing contained in this IARCA creates any right of employment or limits or restricts Veradigm’s or my right to terminate my employment at any time with or without cause. I understand and agree that I will at all times be an “at-will” employee and therefore can be terminated by Veradigm for any or no cause, subject to the terms of any effective, written, and mutually executed agreement between me and Veradigm regarding the terms of my employment with Veradigm.

16. No Interference. Notwithstanding any other provision of this IARCA, nothing in this IARCA shall prohibit me from confidentially or otherwise communicating or filing a charge or complaint with a governmental agency or regulatory entity, participating in a governmental agency or regulatory investigation, or giving truthful testimony or disclosures to a governmental agency or regulatory entity. However, nothing herein limits or waives Veradigm’s right to seek arbitration or dismissal (pursuant to Section 10 above or otherwise) of any claim or dispute, if any, brought by me or on my behalf in any court.

U.S. federal law provides that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official (either directly or indirectly) or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this IARCA limits or otherwise affects any such legal rights or creates liability for any such protected conduct. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

17. Notification to Third Parties. Veradigm may, at any time during or after the termination of my employment with Veradigm, notify any person, corporation, partnership or other business entity employing or engaging me or evidencing an intention to employ or engage me as to the existence and provisions of this IARCA.

18. Entire Agreement; Non-Waiver. To the maximum extent enforceable, this IARCA constitutes the entire agreement between Veradigm and me with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings between myself and Veradigm (including any current affiliate of Veradigm or any predecessor in interest of any such affiliate) with respect to such matters. No waiver by Veradigm of a breach by me of any covenant or undertaking of this IARCA shall be construed to be a waiver of any subsequent breach of any covenant or undertaking, and no waiver shall be valid unless in writing signed by Veradigm.

19. Severability. Subject to any judicial modification provisions above. If any provision or provisions of this IARCA shall be void, unlawful or unenforceable in whole or in part, such provision or provisions shall be deemed stricken from this IARCA, but the IARCA shall not otherwise be affected and the remaining provisions shall continue in full force and effect.

20. Assignability, Binding Effect. This IARCA (or any of the rights and/or obligations herein) may be assigned by Veradigm and shall inure to the benefit of and may be enforced by Veradigm or its successors, assigns, and representatives. If Veradigm makes any such assignment, I agree that this IARCA shall remain binding upon me in any event. This IARCA may not be changed in whole or in part except in a writing that is signed by a duly authorized officer of Veradigm and is acknowledged and agreed to by me. This IARCA, and the obligations hereunder, shall be binding upon me and my successors, heirs, executors and representatives.

21. Headings. The headings in this IARCA are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

22. Acceptance. I agree that this IARCA is accepted by me through either (i) my original, facsimile or scanned image signature or (ii) my action of acceptance through an electronic system, where such system allows me to see and review the full IARCA. I further agree that Veradigm is deemed to have accepted this IARCA as evidenced by my employment with Veradigm, the payment of wages or monies to me, or the provision of benefits to me.

23. Personal Inventions. In regard to Section 9 above, I represent that I do or do not have any Personal Inventions (as defined in Section 9 above) by marking one of the boxes below:

(check the appropriate box)

Yes, I have Personal Inventions.

☒	No, I do not have Personal Inventions.

If I have selected the “Yes” box above, I will promptly contact my Human Resources representative or my immediate supervisor and must provide a description of my Personal Inventions on Exhibit A hereto.

IN WITNESS WHEREOF, the parties hereto have entered into this IARCA by executing this Agreement or otherwise taking an action of acceptance, with intention to be bound by this Agreement as of such execution or action.

EMPLOYEE:

Signature of Employee

/s/ Christian Greyenbuhl

Full Name: Christian Greyenbuhl

Date: April 1, 2026

VERADIGM

/a/ Tally Baker

Tally Baker

Chief Human Resources Officer, Global Human Resources

EXHIBIT A

Per Sections 9 and 23 of the forgoing IARCA, I have listed below any and all inventions which: (i) occurred prior to the commencement of my employment relationship with Veradigm; (ii) relate in some way to any of Veradigm’s actual or anticipated business or research or development; and (iii) I consider to be my personal property (in whole or in part):